NEWS RELEASE

Cleveland-Cliffs Declares Dividend on Preferred Stock

Cleveland, OH—May 10, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has authorized a scheduled dividend payment on the Company’s 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock. A cash payment of $8.125 per share will be payable on July 15, 2005, to Preferred Stock shareholders of record on July 1, 2005.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com